Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Providence Service Corporation Stock Option and Incentive Plan and The Providence Service Corporation 2003 Stock Option Plan of our reports for The Providence Service Corporation dated May 19, 2003, Camelot Care Corporation dated June 14, 2002, except for Note 2 as to which the date is June 16, 2003, and Cypress Management Services, Inc. dated April 16, 2003, included in the Registration Statement (Form S-1) and related Prospectus of The Providence Service Corporation, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP
                                        Ernst  & Young LLP

Houston, Texas
February 2, 2004